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INTERNET SERVICES RESELLER AGREEMENTFOR RESELLERS RESIDENT IN QUEBEC, FRANCE AND
OTHER FRANCOPHONE JURISDICTIONS: RESELLER AND MCI HAVE EXPRESSLY REQUESTED THAT THE AGREEMENT AND ALL DOCUMENTS AND NOTICES RELATED TO THIS AGREEMENT BE DRAFTED IN THE ENGLISH LANGUAGE. LE CLIENT ET WORLDCOM ONT DEMAND EXPRESS MENT QUE LA PR SENTE ENTENTE ET TOUS LES DOCUMENT ET AVIS CONNEXES SOIENT R DIG S EN ANGLAIS.

This Internet Services Reseller Agreement ("Agreement") is made and entered into by and between UUNET Technologies, Inc. ("MCI"), a Delaware corporation d/b/a MCI Internet Wholesale, a division of the MCI operating unit of WorldCom, Inc., and GTC Telecom Corp. ("Reseller"), a Nevada corporation. This Agreement will be effective as of the date executed by both of the parties (the "Effective Date"). For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows.

1. The initial term of this Agreement ("Initial Term") will expire two (2) years from commencement of the first full monthly billing cycle following the Service Commencement Date (as such term is defined in the attached Terms and Conditions). The term will automatically renew for additional, successive one
(1) year terms (each, a "Renewal Term") at the expiration of the Initial Term and at each anniversary thereof, unless either party provides the other notice to the contrary at least sixty (60) days prior to the expiration of the then current term, in which case this Agreement will terminate as of the expiration of the then current term.

2. Reseller will pay MCI for the Service (as such term is defined in the attached Terms and Conditions) in accordance with the pricing model attached hereto and identified as Schedule A.

3. The parties' rights and obligations under this Agreement are set forth in the attached Terms and Conditions identified as Schedule B, all of which are incorporated by reference herein.

4. Reseller's address for purposes of the Notice provisions in the attached Terms and Conditions will be as follows:

3151  Airway  Avenue,  Suite  P-3
Costa  Mesa,  CA  92626
telephone  number:  (714)  549-7700
facsimile  number:  (714)  549-7707
attention:  Paul  Sandhu,  CEO

IN WITNESS WHEREOF, MCI and Reseller have executed this Agreement on the dates noted below.

UUNET  TECHNOLOGIES,  INC.     GTC  TELECOM  CORP.



By: /s/ John W. Bell                By: /s/ Gerald A. DeCiccio
Title:  John W. Bell                Title:  Gerald A. DeCiccio
Date: 5/20/02                       Date: 5/15/02

                                   SCHEDULE A
                            SERVICE FEES AND CHARGES

START-UP FEE: Reseller shall pay a one-time start-up fee of $20,000. Such start-up fee is due upon and shall be payable in connection with execution of this Agreement. MCI shall issue a credit to Reseller in the seventh month of service equal to such start-up fee if (a) Reseller's actual number of Seen Users (as defined herein) meets or exceeds 5,000 by the end of the first six (6) full monthly billing cycles following the Service Commencement Date, and (b) Reseller timely meets all its obligations under the Agreement during such billing cycles.


II. DIAL-UP SERVICES: Unless otherwise noted, all dial-up Service fees are for dial-up access to the Internet using MCI's dial access network facilities via a point of presence ("POP") for the contiguous 48 United States.

     A.     LOCAL  DIAL-UP  SERVICE.

Monthly Fee. Reseller shall assign each End User a unique identifier (e.g., "user@realm") for billing purposes, the structure of which must be approved in advance by MCI. Reseller shall pay a monthly fee to MCI equal to (i) the number of End Users that MCI identifies on its network as using MCI's local dial-up service (each, a "Seen User") in the applicable billing cycle multiplied by (ii) the applicable Monthly Fee Per Seen User determined in accordance with the following table.

               Number of Seen Users     Monthly Fee Per Seen User
                              0 - 25,000     $xxxx
                         25,001+     renegotiate pricing

Once Reseller has reached 25,000 Seen Users on the network, MCI will in good faith renegotiate the Seen User rate. Any new rate shall be effective beginning the first month following Reseller reaching 25,000 Seen Users on the network.

Excess Usage. For each End User that exceeds 150 hours of usage in a given monthly billing cycle, Reseller agrees to pay a surcharge of $x.xx per hour or any portion of usage in excess of 150 hours per End User.

Pricing Adjustment. If Reseller's average usage per End User exceeds 35 hours in any two (2) consecutive billing cycles, at MCI's request, the parties shall cooperate in good faith to negotiate mutually agreeable increases to some or all of the Monthly Fee Per Seen User amounts listed in the above table. If the parties are unable to reach agreement on such increases within the next following fifteen (15) days, MCI may unilaterally increase some or all of such Monthly Fee Per Seen User amounts upon at least fifteen (15) days notice to Reseller. Should MCI unilaterally implement any such increases in accordance with the foregoing, Reseller shall have the right to terminate this Agreement within the fifteen (15) day period following the effective date of such increase upon at least fifteen (15) days advance notice to MCI without incurring the early termination fee listed in Section IV below. If Reseller fails to terminate this Agreement within fifteen (15) following the effective date of such increase the new Monthly Fee Per Seen User amount shall apply.


Regional Roaming. Reseller shall pay a regional roaming surcharge of $.xx per hour for usage via a POP for Canada and $x.xx per hour for the non-contiguous United States and its territories (i.e., Hawaii, Alaska, Puerto Rico and U.S. Virgin Islands).

Global Roaming. Reseller shall pay a global roaming surcharge of $x.xx per hour for usage via a POP located outside of Canada or the United States and its territories.

ISDN. One hour of ISDN use on two B channels will be billed as two hours of usage.

     B. TOLL FREE DIAL-UP SERVICE. Allows toll-free access to MCI's dial access network facilities via U.S. and Canadian POPs at the rate of $x.xx per End User per hour ($xx.xx per End User per hour if via a POP located in Central or South America). If such Service is requested by Reseller, MCI may elect to provide such toll-free Service conditioned upon Reseller's agreement to certain reporting or similar requirements, including but not limited to Reseller providing a reasonably accurate six (6) months' rolling forecast, updated in the first week of every calendar month, of the anticipated peak simultaneous End Users of the Service. MCI will notify Reseller once the toll-free Service has been activated and is available to Reseller's End Users.

     C. NETWORK ACCESS IDENTIFIER ("NAI") SERVICE. MCI will provide Reseller one realm (e.g.,"@realm.com") at no charge. Reseller may request additional realms or subrealms (e.g.,"@subrealm.realm.com"). The charge for additional realms/subrealms are (i) a one time start-up charge of $500.00per Realm/subrealm and (ii) $250.00 per month per additional realm/subrealm. MCI may refuse to establish any particular requested realm/subrealm at its discretion at any time for any reason. Billing for NAI monthly fees will commence in the first full calendar month after commencement of any requested NAI service. Reseller may terminate any NAI service upon 30 days' notice to MCI; provided, however, that Reseller will not be entitled to any pro-rata or other credit or refund of any NAI Service charges relative to the balance of the month in which the termination becomes effective.

     D. MONTHLY MINIMUM AMOUNTS. Notwithstanding anything to the contrary in the foregoing, Reseller's aggregate monthly charge for the Dial-Up Services shall be equal the greater of (i) the aggregate combined charges for the Local Dial-Up Service and the Toll Free Dial-Up Service as determined above, or (ii) the monthly minimum amount ("Monthly Minimum Amount") corresponding to the applicable billing cycle set forth in the following table.

                    Billing Cycle     Monthly Minimum Amount

                                1     $10,300.00
                                2     $23,175.00
                                3     $38,625.00
                                4     $51,500.00
                                5     $51,500.00
                                6     $51,500.00
                                7     $51,500.00
                                8     $51,500.00
                                9     $51,500.00
                                10    $51,500.00
                                11    $51,500.00
                    12 and beyond     $51,500.00


For purposes of determining whether billing based on actual use exceeds or is less than the Monthly Minimum Amount, billing based on actual use will include billing for dial-up traffic (including VIP toll free) but will not include one time billing fees, VIP Radius accounting fees, NAI fees, or charges related to Internet connectivity or equipment. In the event the Service, from either a quality, coverage or capacity standpoint, decreases to such an extent that the Reseller is significantly harmed during the term of this Agreement, then MCI shall at Reseller's request meet to discuss, and where appropriate shall negotiate with Reseller in good faith to amend and modify the Monthly Minimums imposed on Reseller. If the parties are unable to reach a new agreement regarding the possible modification of the Monthly Minimums within thirty (30) days from the Reseller's request to meet, then Reseller may terminate the Agreement without penalty upon thirty (30) days notice. Provided however, any such approved early termination shall not release the Reseller from any obligations (financial or otherwise) incurred or otherwise owed to MCI by Reseller prior to the effective date of such termination.


III.     OPTIONAL  SERVICES:

RADIUS ACCOUNTING SERVICE. Reseller may request to receive data feeds showing End Users' use (login and logout) of the Dial-Up Services. Reseller shall have the sole responsibility to analyze the statistics provided through the Radius Accounting Service (e.g., identify and investigate duplicate log-ins) and take appropriate action. The information provided through MCI's Radius Accounting Service is not for use in calculating monthly charges for the Dial-Up Services. MCI's monthly invoice for such Services shall be the definitive calculation of Reseller's monthly Service charges. MCI's Radius Accounting Service includes one set of billing session records per month. The charge for MCI's Radius Accounting Service is $750.00 per month, commencing in the first full monthly billing cycle following authorization of such Service.

IV. EARLY TERMINATION FEE: In the event this Agreement is terminated by MCI due to a Default of Reseller or by Reseller for its convenience, Reseller shall pay to MCI, in addition to any other amounts due and owing, a lump sum fee equal to seventy-five percent (75%) of the balance of the aggregate Monthly Minimum Amounts that MCI would have been entitled to during the then Initial Term or Renewal Term had the Agreement not been terminated.

                                   SCHEDULE B
                              TERMS AND CONDITIONS

1.     DEFINITIONS.

     1.1 "Affiliate" means an entity controlled by, controlling, or under common control with, the party to which it relates.

     1.2 "Confidential Information" means any business, marketing, sales, financial or technical information, including, without limitation, any information relating to the present and future business operations or financial condition, and all other information of any kind which should reasonably be deemed confidential or proprietary, disclosed by one party to the other pursuant to this Agreement. Notwithstanding the above, "Confidential Information" does not include information that (a) is or becomes generally known or available by publication, commercial use, or otherwise through no fault of the receiving party; (b) was known by the receiving party at the time of disclosure by the disclosing party as evidenced by competent written proof; (c) is independently developed by the receiving party without use of the disclosing party's Confidential Information; or (d) is lawfully obtained from a third Person who has the right to make such disclosure.

     1.3 "End User" means an end user or customer of Reseller that, by virtue of the reseller relationship established hereunder, is an end user of the Service.

     1.4     "IP  Numbers"  means  Internet  Protocol numbers assigned by MCI to
End  Users,  in  connection  with  the  Service.

     1.5 "Person" means any individual, company, corporation, firm, partnership, joint venture, entity, association, organization or trust, in each case whether or not having a separate legal identity.

     1.6 "Policy" means the UUNET Acceptable Use Policy discussed in more detail below.

     1.7 "Service" means the Internet dial access and other services provided to Reseller under this Agreement.

     1.8 "Service Commencement Date" means the date on which the technical testing contemplated in Section 2 below is completed to the mutual satisfaction of the parties.

2.     SCOPE.

     2.1 AUTHORITY. MCI grants Reseller a non-exclusive right to resell the dial-up access provided under this Agreement to End Users resident in North America only in accordance with the terms of this Agreement. In connection therewith, Reseller will use its best efforts to promote, market and sell the Service to End Users. Notwithstanding anything to the contrary herein, MCI expressly reserves the right to promote, solicit, market and sell the Service to End Users and other Persons.

     2.2 TESTING. MCI's provision of the Service will be contingent upon the completion of technical testing to the mutual and reasonable satisfaction of the parties. The parties will cooperate and work with each other in good faith to complete such testing within the first thirty (30) days following the Effective Date. If at the end of this thirty (30) day period either party reasonably declares the testing results to be unsatisfactory, the parties will cooperate to correct the condition within the following ten (10) days or such longer period as the parties may mutually agree ("Correction Period"). Either party may terminate this Agreement without penalty upon notice to the other party if such condition is not corrected at the end of the Correction Period. If no such notice of termination is given within twenty (20) days following the Correction Period, the technical testing will be deemed completed to the satisfaction of both parties. Monthly Minimum amounts set forth in Schedule A will begin to accrue from the first day of the month following the Service Effective Date. MCI will have the right to terminate the Agreement upon notice to Reseller if the parties fail to complete such testing within sixty (60) days following the Effective Date.

     2.3 INTERNET PROTOCOL NUMBERS. Any IP Numbers assigned by MCI to Reseller and ultimately End Users, in connection with a Service may be used only in connection with that Service for use by that End User only, to connect to the Internet during that dial-up session only; no other use of an IP Number is permitted. Neither the Reseller nor the End User will have any other interest in or right to the IP Numbers. MCI may terminate an End User's use of an IP Number, at its sole discretion, at any time. If Reseller discontinues use of a Service for any reason, or this Agreement expires or is terminated for any reason, Reseller's and all of Reseller's End Users' rights to use the IP Numbers will terminate and Reseller will immediately return the IP Numbers to MCI.

     2.4 ACCEPTABLE USE POLICY. Use of any Service must comply with the then-current version of the Acceptable Use Policy ("Policy") for the countries from which Reseller's End Users use a Service (and in the event no Policy exists for a country, the U.S. Policy applies). The applicable Policy is available at the following URL: www.uu.net/terms or other URL designated by MCI. Reseller will ensure that the Policy is adhered to by each End User. MCI reserves the right to change the Policy from time to time, effective upon posting of the revised Policy at the designated URL or other notice to Reseller.

     2.5 SERVICE MARKS, TRADEMARKS AND NAME. Reseller will have no right or authority to market, promote or sell the Service under any brand, trade or service marks owned by or licensed to MCI or its Affiliates. Reseller's breach of this Section will be deemed a material breach of the Agreement, justifying immediate termination of this Agreement by MCI.

     2.6 CREDIT REVIEW. The right and authority granted herein is subject to and conditioned upon Reseller's satisfaction of MCI's standard credit review policies and procedures. MCI reserves the right to withhold its initiation of any Service pending its initial credit review and to condition its provision of the Service at any time upon Reseller's satisfaction of credit terms specified by MCI based on its initial or subsequent credit review and Reseller's actual and expected usage levels (which terms may include, without limitation, security for payments).

     2.7 SERVICE SUSPENSION RIGHTS. In addition to any other available rights or remedies, MCI may withhold initiation of any Service and/or immediately suspend provision of Service if (a) there is a material adverse change in Reseller's creditworthiness, (b) Reseller provides false information to MCI regarding the Reseller's identity, creditworthiness, or its planned use of the Service, (c) interruption of Service is necessary to prevent or protect against fraud or otherwise protect MCI's personnel, facilities or services, (d) Reseller interferes with MCI's provision of services to any other customer or reseller, or (e) there is a violation by Reseller or its End Users of Sections
2.3 (Internet Protocol Numbers) or 2.4 (Acceptable Use Policy) above. A material adverse change in Reseller's creditworthiness includes, without limitation, (i) the acquisition of a controlling interest in Reseller by a Person which is insolvent, subject to bankruptcy or insolvency proceedings, owes past due amounts to MCI or its Affiliates or is a materially greater credit risk than Reseller; or (ii) Reseller being subject to or having initiated bankruptcy or insolvency proceedings.

3.     RESELLER  RESPONSIBILITIES.

     3.1 FORECASTS. Reseller recognizes MCI's reliance on the reasonable accuracy of usage forecasts for network expansion and engineering. Accordingly, Reseller will issue a six (6) months' rolling forecast to MCI of Reseller's best estimate of anticipated users and hours over such six (6) month period, which Reseller will update in the first week of every calendar month thereafter. Reseller will also provide advance notice to MCI (as soon as it is available) of planned significant marketing programs which reasonably could be expected to affect the expected future load on any MCI network facility, particularly with respect to loads in particular geographical locations and POPs. Reseller's failure to provide such forecasts at such required times would be a material breach of this Agreement.

     3.2 TECHNICAL REQUIREMENTS. Reseller will maintain dedicated Internet connectivity service to MCI, purchased from an MCI Affiliate, of at least T1 bandwidth to be used exclusively for RADIUS authentication of End Users. Reseller will provide, maintain and operate the RADIUS server in a secure environment following appropriate practices to ensure that the Server is available for and accurately performs End User authentication. Reseller will equip and operate the RADIUS server with software protocols that are fully compatible with MCI's network facilities. In particular, Reseller will apply Ascend-Data-Filter (242) RADIUS attributes, as specified by MCI separately, to all End Users to prevent End Users from reaching unauthorized electronic mail servers (e.g., for the transmission of "spam" email). Reseller will use appropriate software, procedures and safeguards to ensure that only accurate information is transmitted from Reseller's RADIUS server to MCI's network facilities. Reseller will immediately remedy any problems resulting in transmission of incorrect information.
     3.3 OPERATIONS. Reseller will be solely responsible for the provision of any and all sales and associated activities (including, without limitation, the provision of customer support services to its End Users and the billings to and collections from End Users) and will be solely responsible for any and all costs and expenses related thereto. Reseller will not misrepresent the Service to End Users or otherwise make any claims, representations or warranties in connection with the Service other than expressly authorized by MCI.

     3.4 END USER TERMS AND CONDITIONS. Reseller will be responsible for the compliance by each End User with all applicable terms of the Agreement. Reseller will adopt and maintain an acceptable use policy at least as restrictive as the Policy. Without limiting the generality of the foregoing, Reseller will require End Users to affirmatively accept and comply with terms and conditions in substance identical to those provisions of the Agreement dealing with the following subjects: disclaimer of warranties; content disclaimer; acceptable use policy; limitations of liability; confidentiality; data protection; and export restrictions.

4.     MCI  RESPONSIBILITIES.

     4.1 MCI will furnish the Service as requested by Reseller in accordance with the terms of this Agreement. MCI may modify the Service (including any related equipment, support or consulting), or substitute functionally comparable service, equipment, support or consulting for any Service furnished under this Agreement, at any time.

     4.2 MCI will provide Reseller's designated points of contact with a toll-free number for 24x7x365 technical support for the Service. This number is to be used only by Reseller and may not be released to End Users. Reseller will provide MCI with access to its personnel on a 24x7x365 basis as necessary for problem resolution. In addition, MCI will provide Reseller with a username and password to access the following URL http://www.channel.uu.net/vip/html/customer/reseller/reseller.html ("Reseller
Web Partition"). The Reseller Web Partition will give Reseller access to information such as daily usage reports and contact information for the MCI account team assigned to Reseller. MCI's relationship under this Agreement is solely with Reseller and not with any End Users. Reseller will be responsible for all End User pricing, RADIUS authentication, technical support, billing, and collections.

5.     RESELLER  DATA  AND  PRIVACY.

     5.1 Reseller acknowledges that MCI, its Affiliates and agents will, by virtue of the provision of the Service under this Agreement, come into possession of information and data regarding Reseller and its End Users. This information and data ("Reseller Data") may include, but is not limited to, data transmissions (including the originating and destination numbers and IP addresses, date, time and duration of voice or data transmissions, and other data necessary for the establishment, billing or maintenance of the transmission), other data containing personal and/or private information of Reseller and its End Users, and other data provided to or obtained by MCI, its Affiliates and agents in connection with the provision of the Service under this Agreement.

     5.2 Reseller acknowledges and agrees that MCI, its Affiliates and agents may use, process and/or transfer Reseller Data (including transfers to Affiliates and agents and to entities in countries that do not provide statutory protections for personal information): (a) in connection with provisioning of the Service; (b) to incorporate the Reseller Data into databases controlled by MCI and its Affiliates for the purpose of providing the Service; administration; provisioning; billing and reconciliation; verification of Reseller identity, solvency and creditworthiness; maintenance, support and product development; fraud detection and prevention; sales, revenue and customer analysis and reporting; and market and customer use analysis; and (c) to communicate to Reseller about products and services of MCI and its Affiliates by voice, letter, fax, or E-mail. RESELLER MAY WITHDRAW CONSENT FOR SUCH COMMUNICATIONS (OR ANY USE, TRANSFER OR PROCESSING OF RESELLER DATA EXCEPT FOR THAT REQUIRED TO PROVISION, ADMINISTER, BILL OR ACCOUNT FOR THE SERVICE) BY SENDING WRITTEN
NOTICE  TO  MCI  IN  ACCORDANCE  WITH  THE  NOTICE  PROVISION  SET  FORTH BELOW.

     5.3 Reseller warrants that it has obtained and will obtain all legally required consents and permissions from relevant parties (including subjects of Reseller Data) for the use, processing and transfer of Reseller Data as described in this Section.

6.     FEES,  CHARGES  AND  PAYMENT  TERMS.

     6.1 Reseller will pay MCI for the Service in accordance with the Schedule A pricing schedules. MCI reserves the right to modify the fees and charges set forth in Schedule A; provided, however, that (a) MCI may not increase such fees and charges until expiration of the Initial Term or the then applicable renewal term, and (b) MCI may increase such fees and charges only upon at least ninety (90) days' advance notice to Reseller. Prices charged by Reseller to End Users for the Service will be determined solely by Reseller. Reseller will be liable to MCI for all fees and charges accruing under this Agreement, whether or not Reseller collects any amounts from its End Users.

     6.2 MCI will invoice Reseller on a monthly basis for all fees and charges accruing hereunder. Such fees and charges will be due and payable by Reseller within thirty (30) days following the date of MCI's invoice. Late payment charges will be added to any balance not paid by such due date from and after the due date at the lesser of one and one half percent (1 %) per month or the maximum rate allowed by law. All sales, use and other such governmentally imposed or authorized taxes, fees, surcharges and/or assessments relating to this Agreement and/or the Service will be paid by Reseller. If Reseller is exempt from any such taxes, fees, surcharges and/or assessments, Reseller will submit its tax identification number and exemption certificate in conjunction with the execution and delivery of this Agreement.

     6.3 If Reseller fails to remit payment of any undisputed balances within thirty (30) days of the payment due date, Reseller will have twenty (20) days upon written notification from MCI to remit payment of any undisputed balance or MCI will have the right, in addition to any other rights it might have under this Agreement, to suspend provision of the Service until such overdue balances are paid current.

     6.4 Notwithstanding anything to the contrary herein, if Reseller in good faith disputes any portion of a payment claimed by MCI, Reseller may notify MCI of such dispute and withhold payment to the extent reasonably contested by Reseller, with the uncontested amounts being due and payable as set forth above. In such an event, the parties will negotiate in good faith to resolve the dispute in a timely fashion. If Reseller does not give MCI notice of any such dispute within six (6) months of the invoice date, such invoice will be deemed to be correct and binding on Reseller.

7.     TERM  AND  TERMINATION.

     7.1 The Initial Term and Renewal Terms will be as designated in the signature page to this Agreement. This Agreement may be terminated (a) as reflected in the signature page of this Agreement, (b) by the non-defaulting party upon a Default and the failure of the defaulting party to cure the Default within thirty (30) days following receipt of notice of the Default, and (c) by Reseller for its convenience upon at least thirty (30) days advance notice to MCI. In the event this Agreement is terminated by MCI due to a Default of Reseller or by Reseller for its convenience, Reseller will pay to MCI, in addition to any other amounts due and owing, the early termination fee specified in Schedule A. As used herein, the term "Default" will mean (i) the failure by a party to observe or perform in any material respect any of its obligations under this Agreement; or (ii) a party's insolvency, assignment for the benefit of creditors, appointment or sufferance of appointment of a trustee, receiver or similar officer, or any voluntary or involuntary proceeding seeking reorganization, rehabilitation, liquidation or similar relief under bankruptcy, insolvency or similar debtor-relief statutes.

     7.2 Upon any termination in accordance with the terms of this Agreement, each party will be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except with respect to those obligations which by their nature are designed to survive termination; provided that no such termination will relieve Reseller from any amount then due and owing or either party from any liability arising from any breach of this Agreement. Termination of this Agreement will not affect or diminish Reseller's obligation to make payment to MCI for Service provided before or after the date of termination, and such obligation will survive termination of this Agreement. Although MCI will have no obligation to do so, MCI's provision of Service to Reseller following the date of any such termination will be expressly conditioned upon and subject to Reseller's compliance with the terms of this Agreement, including, without limitation, Reseller's timely payment for any Service provided.

8.     DISCLAIMERS  AND  LIMITATIONS  OF  LIABILITY.

     8.1 MCI exercises no control over and has no responsibility for the content of the information passing through its network, a Service or any equipment maintained by Reseller or any of its End Users. MCI specifically denies any responsibility for the accuracy or quality of information obtained through its network, a Service or any equipment maintained by Reseller or any of its End Users. Reseller's and any End Users' use of any information obtained via MCI's network, a Service or any equipment maintained by Reseller or any of its End Users will be at Reseller's and the End User's own risk.

     8.2 EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, MCI MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY SERVICES, RELATED PRODUCTS, EQUIPMENT, SOFTWARE OR DOCUMENTATION. MCI SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR TITLE OR NONINFRINGEMENT OF THIRD PARTY RIGHTS.

     8.3 Neither party will be liable to the other for any indirect, consequential, exemplary, special, incidental or punitive damages, including, without limitation, loss of use or lost business, revenue, profits, or goodwill arising in connection with this Agreement, under any theory of tort, contract, indemnity, warranty, strict liability or negligence, even if the party knew or should have known of the possibility of such damages. The total liability of MCI to Reseller in connection with this Agreement for any and all causes of actions and claims, including, without limitation, breach of contract, breach of warranty, indemnity, negligence, strict liability, misrepresentation and other torts, is limited to the lesser of: (a) direct damages proven by Reseller; or
(b) the amount paid by Reseller to MCI under this Agreement for the one (1) month period prior to accrual of the most recent cause of action.

9. INDEMNITY. Reseller will defend, indemnify, and hold MCI and its Affiliates harmless from and against any and all liabilities, losses, damages and costs, including reasonable attorney's fees, resulting from, arising out of, or in any way connected with (a) any breach by Reseller or End User of any warranty, representation, agreement, or obligation contained herein; (b) the performance of Reseller's duties and obligations under this Agreement; (c) End User's use of the Service (d) any realm or subrealm administered on Reseller's behalf that violates the service mark, trademark or other intellectual property rights of any third Person; (e) any claim by an End User arising out of or relating to (i) any representation or warranty made by Reseller that exceeds the scope of representations or warranties made by MCI to Reseller in the Agreement,
(ii) any processing of data by MCI permitted under the Agreement, and/or (iii) any breach by Reseller of its obligations under this Agreement; and (f) any third Person claim or allegation arising out of or relating to use of MCI's network or a Service, including any claim or allegation which, if true, would constitute a violation of the Policy. Each party will promptly notify the other party of any such claim or allegation. Reseller's obligations under this Section will survive the termination of this Agreement.

10. CONFIDENTIALITY. Neither party will use the other's Confidential Information for purposes other than those necessary to further the purposes of this Agreement. Neither party will disclose to third Persons the other's Confidential Information without the prior written consent of the other party. The terms and conditions of this Agreement are confidential and restricted as to disclosure to any third Person. Should either party be required under applicable law, rule or regulation, or pursuant to the order of any court or governmental entity of legal process of any governmental entity of competent jurisdiction to disclose Confidential Information of the disclosing party in the receiving party's possession, custody or control, the receiving party will use commercially reasonable efforts to: (a) limit such disclosure; (b) make such disclosure only to the extent so required; and (c) cooperate with the original disclosing party in attempting to stop or limit such disclosures. The parties' obligations hereunder with respect to Confidential Information will survive the expiration or earlier termination of this Agreement.

11. EXPORT. Reseller and MCI acknowledge that the export, import and use of certain hardware, software, and technical data provided hereunder is regulated by the United States and other governments and agrees to comply with all applicable laws and regulations, including the U.S. Export Administration Act, the regulations promulgated thereunder by the U.S. Department of Commerce, and any other applicable laws or regulations. Reseller represents and warrants that Reseller is not subject to any government order suspending, revoking or denying export or import privileges necessary for the performance of Reseller's or MCI's obligations hereunder.

12. NOTICE. Any notice or other communication required or permitted to be given hereunder will be in writing in English and may be sent via hand delivery, telecopy, overnight courier or United States Mail and will be deemed to have been received when (a) delivered in person or received by telecopy, (b) one (1) business day after delivery to the office of such overnight courier service, or
(c) three (3) business days after depositing the notice in the United States mail with postage prepaid and properly addressed to the other party, at the following respective addresses:

To  Reseller:     See  address  on  signature  page.

To  MCI:     MCI  Internet  Wholesale
     Internet  Wholesale  Services
     22001  Loudon  County  Parkway
     Ashburn,  VA  20147
     Attn:  VP,  Internet  Wholesale  Services
     Facsimile:-703-886-0549

Copy  to:     MCI  Internet  Wholesale
     515  E.  Amite  Street
     Jackson,  MS  39201
     Attn:  Legal  Department
     Facsimile:  601-985-6747

     Jonathon  L  Nevett
     701  South  12Th  Street  (Pcy  I)
     Arlington,  VA  22202
     Facsimile:  703-341-4188

or to such other address as either party may designate as to itself by like notice.

13. DISPUTE RESOLUTION. Any dispute arising out of or related to this Agreement, which cannot be resolved by negotiation, will be settled by binding arbitration in accordance with the J.A.M.S./ENDISPUTE Arbitration Rules and Procedures, as amended by this Agreement. The costs of arbitration, including the fees and expenses of the arbitrator, will be shared equally by the parties unless the arbitration award provides otherwise. Each party will bear the cost of preparing and presenting its case. All arbitration proceedings will be held at the location designated by the party seeking the arbitration. The parties agree that this provision and the Arbitrator's authority to grant relief will be subject to the United States Arbitration Act, 9 U.S.C. 1-16 et seq. ("USAA"), the provisions of this Agreement, and the ABA-AAA Code of Ethics for Arbitrators in Commercial Disputes. The parties agree that the arbitrator has no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event will the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The Arbitrator's decision will follow the plain meaning of the relevant documents, and is final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings are governed by the USAA.

14.     MISCELLANEOUS.

     14.1 LAWS, RULES, AND REGULATIONS. This Agreement is subject to all applicable laws, rules, regulations, and ordinances, including, without limitation, the Communications Act of 1934 and the Telecommunications Act of 1996, as amended, and all rules and regulations promulgated thereunder.

     14.2 ANNOUNCEMENTS. Neither party will make or issue any public announcement regarding this Agreement or the relationship established hereunder without the prior written consent of the other party.

     14.3 FORCE MAJEURE. Neither party will be liable for any nonperformance under this Agreement due to causes beyond its reasonable control that cannot be avoided or overcome by commercially reasonable measures.

     14.4 ASSIGNMENT. This Agreement may not be assigned or transferred by either of the parties to any other Person without the prior written consent of the other party. Notwithstanding the above, MCI may assign this Agreement, without notice to or the consent of Reseller, to an Affiliate of MCI or to any Person acquiring all or substantially all of the assets of MCI. In the event of any assignment of this Agreement, all terms and conditions hereof will be binding upon and inure to the assignee as though such assignee were an original party hereto.

     14.5 INDEPENDENT PARTIES. None of the provisions of this Agreement will be deemed to constitute a partnership, joint venture, or any other such relationship between the parties, and neither party will have any authority to bind the other in any manner. Neither party will have or hold itself out as having any right, authority or agency to act on behalf of the other party in any capacity or in any manner, except as may be specifically authorized in this Agreement.

     14.6 APPLICABLE LAW. The validity, construction and performance of this Agreement will be governed by and construed in accordance with the laws of the State of Virginia , without regard to the principles of conflict of law.

     14.7 ATTORNEYS' FEES. If any action will be brought on account of any breach of or to enforce or interpret any of the terms, covenants or conditions of this Agreement, the prevailing party will be entitled to recover from the other, as part of the prevailing party's costs, a reasonable attorneys' fee

     14.8 SEVERABILITY. If any provision of this Agreement will be held to be illegal, invalid, or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

     14.9 NO WAIVER. No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right, will constitute a waiver of that or any other right. Failure to enforce any right under this Agreement will not be deemed a waiver of future enforcement of that or any other right.

     14.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument.

     14.11 HEADINGS. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     14.12 CONSTRUCTION. This Agreement has been negotiated by the parties and their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party based on draftsmanship of the Agreement or otherwise.

     14.13 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, between the parties or any of their respective Affiliates regarding such subject matter. No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of both parties.
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